Registration No.

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
________________________________

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NATIONAL PENN BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2215075
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
of Incorporation)

Philadelphia and Reading Avenues, Boyertown, PA 19512 (Address of principal executive offices) (Zip Code)
NATIONAL PENN BANCSHARES, INC.
CHRISTIANA BANK & TRUST COMPANY
CONSOLIDATED SUBSTITUTE STOCK OPTION PLAN
(Full title of the Plan)

Glenn E. Moyer President and Chief Executive Officer
National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, PA 19512
(Name and address of agent for service)

(610) 367-6001
(Telephone number, including area code, of agent for service)

Copies to:

H. Anderson Ellsworth
Executive Vice President and Securities Counsel
National Penn Bank
P. O. Box 547
Boyertown, PA  19512

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock (without par value) (and associated Stock Purchase Rights) (3)	872,000 shares (with Rights)	$14.01	$12,216,720	$481.00

(1)
In accordance with Rule 416, this Registration Statement shall also register any additional shares of the Registrant’s common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions, as provided by the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h)(1), based on the average of the high and low sale prices of the Common Stock on the Nasdaq Global Select Market tier of the Nasdaq Stock Market on January 7, 2008.

(3)	Prior to the occurrence of certain events, the Stock Purchase Rights will not be evidenced separately from the Common Stock.

PART I

The documents containing the information specified in Item 1 and Item 2 will be sent or given to employees, officers, directors, or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.  In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                       Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement:

(a)	The Annual Report on Form 10-K of the Registrant for the year ended December 31, 2006.

(b)	The Quarterly Reports on Form 10-Q of the Registrant for the quarters ended March 31, June 30, and September 30, 2007.

(c)	All other reports filed by the Registrant pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2006.

(d)
The description of the Registrant's common shares which is contained in the Registration Statement on Form 8-A of the Registrant dated February 24, 1983, including any amendment thereto, filed pursuant to the Exchange Act.

(e)
The description of the Registrant's Shareholder Rights Plan which is contained in the Registration Statement on Form 8-A of the Registrant dated September 11, 1989, including any amendment thereto, filed pursuant to the Exchange Act.

All documents subsequently filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  To the extent that any information contained in any report, or any exhibit thereto, was or is furnished, rather than filed with, the Commission, such information is specifically not incorporated by reference in this document.

Item 4.                       Description of Securities.

Not Applicable.

Item 5.                       Interests of Named Experts and Counsel.

Certain legal matters in connection with the Plan have been passed upon for National Penn by H. Anderson Ellsworth, Executive Vice President and Securities Counsel of National Penn.  As of January 7, 2008 Mr. Ellsworth owns, directly or indirectly, 12,893 shares of National Penn common stock, options (including 401(k)) for 24,664 shares of National Penn common stock and 500 shares of National Penn common stock pursuant to restricted stock awards.

Item 6.                       Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct.  Pennsylvania law also permits the adoption of a bylaw amendment, with the approval of a corporation's shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to act unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The Registrant's bylaws provide for (1) indemnification of directors, officers, employees, and agents of the Registrant and of its subsidiaries, and (2) the elimination of a director's liability for monetary damages, each to the full extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Registrant.

Item 7.                       Exemption from Registration Claimed.

Not applicable.

Item 8.                       Exhibits.

4.1
Amendment to Rights Agreement dated as of August 21, 1999, between National Penn Bancshares, Inc. and National Penn Bank, as Rights Agent (including as Exhibit “A” thereto, the Rights Agreement dated as of August 23, 1989, between National Penn Bancshares, Inc. and National Bank of Boyertown, as Rights Agent).  (Incorporated by reference to Exhibit 4.1 to National Penn’s Report on Form 8-K, dated August 21, 1999, as filed on August 26, 1999.)

4.2
Articles of Incorporation of National Penn Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 to National Penn’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed on August 5, 2004.)

4.3
Articles of Amendment of National Penn Bancshares, Inc. dated April 25, 2007.  (Incorporated by reference to Exhibit 3.1 to National Penn’s Report on Form 8-K dated April 25, 2007, as filed on April 25, 2007).

4.4	Bylaws, as amended, of National Penn Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 to National Penn’s Report on Form 8-K dated October 29, 2007, as filed on October 29, 2007.)

5	Opinion re: Legality and Consent of H. Anderson Ellsworth, securities counsel to the Registrant.

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.2	Consent of H. Anderson Ellsworth, securities counsel to the Registrant (included in Exhibit 5).

24	Power of Attorney.

99.1	National Penn Bancshares, Inc. Christiana Bank & Trust Company Consolidated Substitute Stock Option Plan.

Item 9.                       Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated herein by reference;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated herein by reference;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Boyertown, Commonwealth of Pennsylvania, on this 10th day of January, 2008.

NATIONAL PENN BANCSHARES, INC.
(Registrant)

By:	/s/ Glenn E. Moyer
Glenn E. Moyer
President and
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated:

Signatures	Title

/s/ Thomas A. Beaver	Director	January 10, 2008
Thomas A. Beaver

/s/ J. Ralph Borneman, Jr.	Director	January 10, 2008
J. Ralph Borneman Jr.

/s/ Robert L. Byers	Director	January 10, 2008
Robert L. Byers

/s/ Albert H. Kramer	Director	January 10, 2008
Albert H. Kramer

/s/ Frederick P. Krott	Director	January 10, 2008
Frederick P. Krott

/s/ Patricia L. Langiotti	Director	January 10, 2008
Patricia L. Langiotti

/s/ Kenneth A. Longacre	Director	January 10, 2008
Kenneth A. Longacre

/s/ Molly K. Morrison	Director	January 10, 2008
Molly K. Morrison

/s/ Glenn E. Moyer	Director, President and	January 10, 2008
Glenn E. Moyer	Chief Executive Officer
(Principal Executive Officer)

/s/ Natalye Paquin	Director	January 10, 2008
Natalye Paquin

/s/ Robert E. Rigg	Director	January 10, 2008
Robert E. Rigg

/s/ C. Robert Roth	Director	January 10, 2008
C. Robert Roth

/s/ Wayne R. Weidner	Director and Chairman	January 10, 2008
Wayne R. Weidner

/s/ Michael R. Reinhard	Group Executive Vice President	January 10, 2008
Michael R. Reinhard	and Chief Financial Officer (Principal Financial Officer)

/s/ Gary L. Rhoads	Executive Vice President and	January 10, 2008
Gary L. Rhoads	Chief Accounting Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit

4.1
Amendment to Rights Agreement dated as of August 21, 1999, between National Penn Bancshares, Inc. and National Penn Bank, as Rights Agent (including as Exhibit “A” thereto, the Rights Agreement dated as of August 23, 1989, between National Penn Bancshares, Inc. and National Bank of Boyertown, as Rights Agent).  (Incorporated by reference to Exhibit 4.1 to National Penn’s Report on Form 8-K, dated August 21, 1999, as filed on August 26, 1999.)

4.2
Articles of Incorporation of National Penn Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 to National Penn’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed on August 5, 2004.)

4.3
Articles of Amendment of National Penn Bancshares, Inc. dated April 25, 2007.  (Incorporated by reference to Exhibit 3.1 to National Penn’s Report on Form 8-K dated April 25, 2007, as filed on April 25, 2007).

4.4	Bylaws, as amended, of National Penn Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 to National Penn’s Report on Form 8-K dated October 29, 2007, as filed on October 29, 2007.)

5	Opinion re: Legality and Consent of H. Anderson Ellsworth, securities counsel to the Registrant.

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.2	Consent of H. Anderson Ellsworth, securities counsel to the Registrant (included in Exhibit 5).

24	Power of Attorney.

99.1	National Penn Bancshares, Inc. Christiana Bank & Trust Company Consolidated Substitute Stock Option Plan.